Exhibit 99.1

                                                                                                   NEWS RELEASE

Media Contact:	Investor Contact:
Eva Schmitz	Dustin Stilwell
812.306.2424	812.306.2964
evaschmitz@berryplastics.com	dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group Announces Plans for Incremental Term Loans

EVANSVILLE, Ind. - December 12, 2013 – Berry Plastics Group, Inc. (NYSE: BERY) announced today that its subsidiary, Berry Plastics Corporation (“Berry”), intends to obtain commitments for $1.125 billion of first lien senior secured term loans, to be structured as an incremental facility under Berry’s existing term loan credit agreement (such loans, the “New Loans”).  Berry intends to use the net proceeds from the borrowing of the New Loans to prepay all of its outstanding Term C Loans, maturing April 2015, under Berry’s existing term loan credit agreement (the “Refinancing”).  Berry is in discussion with lenders regarding the New Loans; however, there can be no assurance that Berry will obtain the commitments in the time frame or on the terms it expects, or at all, or that the Refinancing will occur.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $4.6 billion in fiscal 2013.  With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

Forward Looking Statements
Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements.  Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The Company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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